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                                                                                                  EXHIBIT 12.1




                                   THE CHARLES SCHWAB CORPORATION

                          Computation of Ratio of Earnings to Fixed Charges
                                    (Dollar amounts in millions)
                                             (Unaudited)


                                                                                         Three Months Ended
                                                                                               March 31,
                                                                                       2001              2000
                                                                                     ---------        ---------


Earnings before taxes on income                                                         $164              $512
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Fixed charges
  Interest expense:
   Brokerage client cash balances                                                        264               242
   Deposits from banking clients                                                          40                35
   Long-term debt                                                                         14                10
   Stock-lending activities                                                                9                14
   Short-term borrowings                                                                   4                 2
   Other                                                                                   1                 2
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       Total                                                                             332               305
  Interest portion of rental expense                                                      23                15
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   Total fixed charges (A)                                                               355               320
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Earnings before taxes on income and fixed charges (B)                                   $519              $832
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Ratio of earnings to fixed charges (B) / (A)*                                            1.5               2.6
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Ratio of earnings to fixed charges excluding brokerage client interest expense**         2.8               7.6
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*    The ratio of earnings to fixed charges is calculated in accordance with SEC  requirements.  For such purposes,  "earnings" consist of earnings before taxes on income and fixed charges. "Fixed charges"  consist of interest expense as listed above,  including  one-third of rental expense, which is estimated to be representative of the interest factor.

**   Because  interest  expense  incurred  in  connection  with  payables  to  brokerage  clients is completely  offset by interest  revenue on related  investments  and margin loans,  the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges  excluding  brokerage client interest expense reflects the elimination of such interest expense as a fixed charge.


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